Exhibit 99.1

July 26, 2012

Contact: Yvonne Gill

570-724-0247

yvonneg@cnbankpa.com

C&N Places First Nationwide in

Bank Performance Scorecard

WELLSBORO, PA – Citizens & Northern Corporation, parent company of Citizens & Northern Bank, has been ranked Number One in the nation in Bank Director Magazine’s 2012 Bank Performance Scorecard. C&N placed first out of 195 financial institutions in the $1 billion to $5 billion category based on 2011 performance.

The scorecard is a ranking of publically owned U.S. banks and thrifts that are listed on the NASDAQ OMX and NYSE EURONEXT stock exchanges. The 2012 Bank Performance Scorecard uses five key metrics that measure profitability (core return on average assets and core return on average equity); capital strength (ratio of tangible common equity to tangible assets); and asset quality (ratio of nonperforming assets to loans and real estate owned, and the ratio of net charge offs to average loans).

Jack Milligan, Bank Director magazine editor, said “Because the Scorecard ranks banks based on the combination of profitability, capitalization and asset quality, institutions that do well often have good marks on all five metrics rather than place first in any one category.” Mr. Milligan also observed “The key to doing well on the Scorecard is to be highly profitable and well capitalized, instead of being more highly leveraged.”

C&N’s first place recognition is based on the following: Assets - $1.324 billion; Core Return on Average Assets – 1.66%; Core Return on Average Equity – 14.27%; Tangible Common Equity/Tangible Assets – 11.84%; Non Performing Assets/Loans and OREO – 1.34% and the ratio of net charge offs to average loans - .16%.

“Our number one ranking is testament to the dedication of our employees, leadership team and Board of Directors,” said Charles H. Updegraff, Jr., C&N chairman, president and CEO. “It was only three years ago that we faced major challenges in light of the worst recession since the Great Depression. As a team, we worked through it, always putting the needs of our customers and shareholders first. We are proud to receive the recognition.”

The article can be accessed online at www.bankdirector.com.

Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Cameron, Potter, McKean, Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania and in Canisteo and Hornell, NY in Steuben County. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.